Exhibit 10.10

EXECUTION VERSION

ABL LOAN SECOND LIEN SECURITY AGREEMENT

DATED AS OF SEPTEMBER 25, 2013

Between

TESORO HAWAII, LLC,

as Grantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Inventory Collateral Agent

Allen & Overy LLP

Table of Contents

SECTION 1.	INTERPRETATION	1

1.1	Definitions	1
1.2	Construction	5
1.3	Recitals	7

SECTION 2.	CREATION OF SECURITY	7

2.1	Security Interest	7
2.2	Permitted Security	7
2.3	General	7
2.4	Consideration and enforceability	7

SECTION 3.	PERFECTION AND FURTHER ASSURANCES	8

3.1	General Perfection	8
3.2	Filing of Financing Statements	8
3.3	Reserved	8
3.4	Control	9
3.5	Delivery of Possessory Collateral	9
3.6	[Reserved]	10
3.7	[Reserved]	10
3.8	Further Assurances	10

SECTION 4.	SURETYSHIP PROVISIONS	10

4.1	Nature of Grantor’s Obligations	10
4.2	Waiver of Defenses	10
4.3	Immediate Recourse	12
4.4	Appropriations	12
4.5	Non-competition	12
4.6	Waiver of Subrogation	13
4.7	Additional Security	13
4.8	Election of Remedies	13
4.9	Information Concerning the Grantors	14

SECTION 5.	REPRESENTATIONS AND WARRANTIES	14

5.1	Representations and Warranties	14
5.2	No Liability	16
5.3	Necessary Filings	16

SECTION 6.	UNDERTAKINGS	16

6.1	Undertakings	16
6.2	Maintenance of Records	18
6.3	Direction to Account Debtors; etc.	18
6.4	Modification of Terms; etc.	19
6.5	Collection	19
6.6	Grantors Remain Liable Under Accounts	19
6.7	Indemnity	20
6.8	Indemnity Obligations Secured by Collateral; Survival	21

i

SECTION 7.	WHEN SECURITY MAY BE ENFORCED	21

SECTION 8.	ENFORCEMENT OF SECURITY	21

8.1	General	21
8.2	[Reserved]	22
8.3	Collections after a Trigger Event	23
8.4	Inventory Collateral Agent’s Rights upon Trigger Event	23
8.5	No Marshaling	25
8.6	[Reserved]	26
8.7	Intercreditor Agreement	26
8.8	Waiver of Claims	26

SECTION 9.	APPLICATION OF PROCEEDS	27

SECTION 10.	MISCELLANEOUS	27

10.1	Amendments	27
10.2	No Waiver; Remedies Cumulative	27
10.3	No Third Party Beneficiaries	27
10.4	Successors and Assigns; Benefit of Agreement	27
10.5	Additional Grantor	28
10.6	Counterparts	28
10.7	Severability	28
10.8	Notices	28
10.9	Choice of Law	28
10.10	Jurisdiction	28
10.11	Waiver of Immunity	29
WAIVER OF TRIAL BY JURY		29
10.13	Survival	29
10.14	Complete Agreement	29

Schedules

Schedule 1:	Grantors
Schedule 2:	Executive Offices; Collateral Locations
Schedule 3:	Deposit Accounts and Supporting Obligations
Schedule 4:	Form of Joinder Agreement
Schedule 5:	Form of Security Supplement

ii

THIS ABL LOAN SECOND LIEN SECURITY AGREEMENT (this Agreement) is dated as of September 25, 2013, between Persons identified in Schedule 1 (Grantors) (such Persons together with any additional Persons who join this Agreement pursuant to Section 10.5 (Additional Grantor), (the Grantors and each a Grantor) and Wells Fargo Bank, National Association (the Inventory Collateral Agent) as Inventory Collateral Agent for and on behalf of the Second Lien Secured Parties.

Recitals:

WHEREAS, the Lenders (as defined in the ABL Loan Credit Agreement), the Administrative Agent, the ABL Loan Collateral Agent and the Borrowers are parties to the ABL Loan Credit Agreement, pursuant to which the Lenders have agreed to extend a credit amount to the Borrowers of $125,000,000 or such larger amount as mutually agreed between the Lenders and the Borrowers and is otherwise permitted under the Basic Documents;

WHEREAS, the Inventory Facility Counterparty, the Inventory Collateral Agent and the Inventory Party are entering into the Inventory Documents, pursuant to which they will enter into Inventory transactions and transactions related to the Inventory and the Inventory Documents;

WHEREAS, the Grantors, the Second Lien Secured Parties and the Inventory Collateral Agent, among others, have entered into the Intercreditor Agreement to, among other things, define the rights, duties, authority and responsibilities of the Inventory Collateral Agent and the priority of payments and security between the Loan Parties and the Inventory Party;

WHEREAS, the Grantors are entering into this Agreement for purposes of establishing a second-priority Lien (subject to Permitted Security) over the collateral described herein in favor of the Inventory Collateral Agent for and on behalf of the Second Lien Secured Parties to secure the Second Lien Obligations;

WHEREAS, it is a condition precedent to (a) the Inventory Party performing its obligations under the Inventory Documents and (b) the Loan Parties performing their respective obligations under the Credit Agreement that the Grantors enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the Parties hereto covenant and agree as follows:

SECTION 1.	Interpretation.

1.1 Definitions. Except as otherwise expressly provided herein, each capitalized term used herein and not otherwise defined will have the meaning assigned to such term in Section 1.1 (Definitions) of the Intercreditor Agreement. In this Agreement and its Schedules the following terms will have the following meanings:

Accounts has the meaning given to such term in paragraph (a) of the definition of Collateral.

Authorized Officer means (a) with respect to any Person that is a corporation or a limited liability company, the chairman, president, the chief executive officer, the chief operating officer, the treasurer, the chief financial officer, any vice president or the secretary (or assistant secretary) of such

Person and (b) with respect to any Person that is a partnership, the president, any vice president or the secretary (or assistant secretary) of a general partner or managing partner of such Person, in each case, who has authority to act for or bind such Person under such Person’s charter documents and applicable law.

Cash Collateral Account means the American Savings Bank account #9331909360 held by Tesoro Hawaii, LLC.

Collateral means all personal property, wherever located, in which any Grantor now has or later acquires any right, title or interest, including all:

(a) accounts (excluding any account arising under or in connection with an Inventory Document, Inventory Insurance Collateral, Takings Proceeds or any account constituting Pledged Capital Stock) (Accounts);

(b) instruments (including promissory notes) solely to the extent received in satisfaction of, or in lieu of payment for, or otherwise received in respect of or constituting proceeds of, any Account;

(c) investment property, including without limitation securities accounts;

(d) records to the extent but only to the extent used or useful in connection with the accounting for, or the collection of, the Accounts;

(e) the Cash Collateral Account and the ABL Loan Collateral Holding Account;

(f) all deposit accounts and all other demand, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any Person (other than the Inventory Collateral Holding Account) and all monies deposited or required to be deposited in any of the foregoing (but excluding any investment property);

(g) all supporting obligations arising in respect of or in connection with any Accounts; and

(h) to the extent not listed above as original Collateral, proceeds and products of, and accessions to, each of the above assets.

The term Collateral excludes (i) any property, right or interest in which a security interest may not be granted under applicable law; (ii) any Inventory Collateral; and (iii) any Excluded Collateral.

Control Agreement means (x) before the Discharge of First Lien Obligations, an agreement, in form and substance satisfactory to the First Lien Agent and the Inventory Collateral Agent, between the First Lien Agent, the Inventory Collateral Agent, the applicable Grantor(s) and any other Person who is necessary or whom the First Lien Agent may reasonably require, with the provisions necessary to establish the First Lien Agent’s control and (y) thereafter, an agreement, in form and substance satisfactory to the Inventory Collateral Agent, between the Inventory Collateral Agent, the applicable Grantor(s) and any other Person who is necessary or whom the Inventory Collateral Agent may reasonably require, with the provisions necessary to establish the Inventory Collateral Agent’s control of any of the following to the extent that it constitutes Collateral:

(a) deposit account; or

(b) investment property.

Discharge of First Lien Obligations means:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the First Lien Obligations;

(b) payment in full of other amounts (including termination and closing out payments) included in the First Lien Obligations;

(c) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or before the time such principal and interest and other amounts are paid (other than (i) contingent indemnification First Lien Obligations that expressly survive such payment and for which no claim or demand for payment, whether oral or written, has been made at such time, and (ii) Secured Cash Management Obligations, Secured Hedging Obligations, and obligations in respect of Letters of Credit (in each case, as defined in the Credit Agreement) as to which arrangements satisfactory to the applicable First Lien Secured Parties have been made); and

(d) termination or expiration of any commitments to extend credit or transactions under Basic Documents constituting First Lien Documents that would be First Lien Obligations.

Discharge of Second Lien Obligations means:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Second Lien Obligations;

(b) payment in full of other amounts (including termination and closing out payments) included in the Second Lien Obligations;

(c) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or before the time such principal and interest and other amounts are paid (other than (i) contingent indemnification Second Lien Obligations that expressly survive such payment for which no claim or demand for payment, whether oral or written, has been made at such time, and (ii) Second Lien Obligations in respect of Derivative Transactions (as defined in the Framework Agreement) as to which alternative security arrangements satisfactory to the applicable Second Lien Party have been agreed in writing and are in effect); and

(d) termination or expiration of any commitments to extend credit or transactions under Basic Documents constituting Second Lien Documents that would be Second Lien Obligations.

First Lien Agent means the ABL Loan Collateral Agent acting on behalf of itself and the Loan Parties under the ABL Loan First Lien Security Agreement.

First Lien Documents means the ABL Loan Documents and the Intercreditor Agreement.

First Lien Obligations means the ABL Loan Obligations.

First Lien Secured Parties means the ABL Loan Collateral Agent and the Loan Parties.

Governmental Authority means any federal, regional, provincial, state, local or municipal government, governmental body, agency, instrumentality, authority or other entity established or controlled by any of the foregoing or subdivision thereof, including any legislative, administrative, regulatory or judicial body.

Intercreditor Agreement means the Intercreditor Agreement dated as of September 25, 2013 by and among, among others, Barclays Bank PLC, Deutsche Bank AG New York Branch, the ABL Loan Collateral Agent, the Inventory Collateral Agent and the Grantors.

Inventory Collateral means “Collateral” under the Inventory First Lien Security Agreement and under the Inventory Second Lien Security Agreement.

Inventory Collateral Agent has the meaning given to it in the introductory paragraph hereof.

Inventory First Lien Security Agreement means the security agreement dated as of September 25, 2013 between the Grantors and the Inventory Collateral Agent on behalf of the Inventory Party, pursuant to which the Grantors grant a first-priority Lien on the Collateral.

Inventory Insurance Collateral means (a) Insurance Proceeds and (b) the Insurance Proceeds Account and (c) all cash, instruments, investment property and other financial assets at any time on deposit in or credited to the Insurance Proceeds Account, including all income, earnings, dividends, interest, gain, profit and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any property or assets into which any of the foregoing is converted, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing and all security entitlements in connection therewith.

Inventory Party means Barclays Bank PLC.

Joinder Agreement has the meaning given to it in Section 10.5 (Additional Grantor).

Lien means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

Party means a party to this Agreement.

Permitted Security means “Permitted Security” under and as defined in the Framework Agreement.

Possessory Collateral means all Collateral consisting of instruments, other than instruments received by any Grantor in the ordinary course of business and with an aggregate face amount not exceeding one million U.S. dollars ($1,000,000.00).

Relevant State means the state of a Grantor’s incorporation or organization.

Second Lien Documents means the Inventory Documents and the Intercreditor Agreement.

Second Lien Obligations means the Inventory Obligations.

Second Lien Secured Parties means the Inventory Collateral Agent and the Inventory Party.

Second Lien Security Documents means the ABL Loan Second Lien Security Agreement and the ABL Loan Account Control Agreement.

Security means any Lien created by this Agreement.

Security Supplement means any supplement to this Agreement in substantially the form of Schedule 5 (Security Supplement), executed by an Authorized Officer of a Grantor.

Taking means any circumstance or event, or series of circumstances or events, in consequence of which the Collateral or any part thereof is condemned, nationalized, seized, taken, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise.

Takings Proceeds means, with respect to a Taking, any compensation, award, damages or other payment or relief with respect to such Taking

UCC means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of applicable law, the perfection or priority of the security interest granted hereunder in any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term UCC will mean the Uniform Commercial Code as in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to such perfection or priority.

1.2 Construction.

(a) Any term defined in the UCC and not defined in this Agreement has the meaning given to that term in the UCC.

(b) Any term defined in the Intercreditor Agreement and not defined in this Agreement or the UCC has the meaning given to that term in the Intercreditor Agreement.

(c) In addition, in this Agreement, unless the contrary intention appears, a reference to:

(i) an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement or re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii) assets includes present and future properties, revenues and rights of every description;

(iii) unless the contrary intention appears, a reference to fraudulent transfer law means any applicable bankruptcy law or state fraudulent transfer or conveyance statute, and the related case law;

(iv) the terms include, includes and including are deemed to be followed by the phrase “without limitation”;

(v) indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi) the term law includes any applicable law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, policy, writ, judgment, injunction or request (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any court or other governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), whether or not having the force of law;

(vii) a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any successor law;

(viii) a Trigger Event being outstanding or continuing means that it has not been remedied or waived;

(ix) a Section or an Annex is a reference to a section of, or an annex to, this Agreement;

(x) a Party or any other Person includes its successors in title, permitted assigns and permitted transferees, and a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(xi) no reference to proceeds in this Agreement authorizes any sale, transfer or other disposition of Collateral by any Grantor;

(xii) a reference to a document or security includes (without prejudice to any prohibition on amendments) any amendment or supplement to or renewal or restatement thereof;

(xiii) the singular includes the plural and vice versa and each gender includes the other gender;

(xiv) a time of day is a reference to New York City time; and

(xv) The headings in this Agreement do not affect its interpretation.

1.3 Recitals. The whereas clauses contained in the “Recitals” section (as detailed on page 1 of this Agreement) are hereby incorporated into this Agreement in full.

SECTION 2.	Creation of Security.

2.1 Security Interest. As security for the prompt and complete payment and performance of the Second Lien Obligations in full when due (whether due because of stated maturity, termination, settlement, acceleration, mandatory prepayment, or otherwise) and to induce the Second Lien Secured Parties to enter into the Second Lien Documents, each Grantor hereby assigns by way of security to the Inventory Collateral Agent for the benefit of the Second Lien Secured Parties, and hereby grants to the Inventory Collateral Agent for the benefit of the Second Lien Secured Parties a continuing second-priority (subject to Permitted Security) security interest in the Collateral.

2.2 Permitted Security. For the avoidance of doubt, nothing in this Section 2 (Creation of Security) will prevent the Grantors from permitting to subsist or granting any other Permitted Security.

2.3 General. All the Security created under this Agreement:

(a) is continuing security for the irrevocable and indefeasible payment in full of the ultimate balance of the Second Lien Obligations, regardless of any intermediate payment or discharge in whole or in part;

(b) is in addition to, and not in any way prejudiced by, any other security now or subsequently held by any Second Lien Secured Party.

(c) This Agreement will remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and will continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. To the extent that any Second Lien Secured Party receives any payment by or on behalf of any Grantor, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any other Grantor or to its estate, trustee, receiver, custodian or any other Person under any Bankruptcy Law or otherwise, then to the extent of the amount so required to be repaid, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid will be reinstated by the amount so repaid and will be included within the obligations as of the date such initial payment, reduction or satisfaction occurred.

2.4 Consideration and enforceability. (a) Each Grantor acknowledges and agrees that each of the Second Lien Secured Parties has acted in good faith in connection with this Agreement and the transactions contemplated by the Basic Documents.

(b) This Agreement is enforceable against each Grantor to the maximum extent permitted by the fraudulent transfer laws.

SECTION 3.	Perfection and Further Assurances.

3.1 General Perfection.

(a) Each Grantor must take, at its own expense, promptly, and in any event within any applicable time limit whatever action is necessary or reasonably requested by the Inventory Collateral Agent or any other Second Lien Secured Party to ensure that this Security is as of the date hereof, and will continue to be until the Discharge of Second Lien Obligations, a validly created, attached, enforceable and perfected second-priority (subject to Permitted Security) continuing security interest in the Collateral in favor of the Second Lien Secured Parties, in all relevant jurisdictions, securing payment and performance of the Second Lien Obligations and in each case, to protect this Security, to enable the Inventory Collateral Agent to exercise and enforce its rights, powers and remedies under this Agreement with respect to any of the Collateral and to facilitate the assignment or transfer of any rights and/or obligations of the Inventory Collateral Agent or the applicable Second Lien Secured Parties under this Agreement. The Grantors will pay, jointly and severally any applicable filing fees, recordation taxes and related expenses relating to the Collateral.

(b) Without limiting the generality of the foregoing, this includes the giving of any notice, order or direction, the making of any filing or registration, the passing of any resolution and the execution and delivery of any documents or agreements which are necessary or the Inventory Collateral Agent reasonably deems desirable and the taking of any of the actions described in the following provisions of this Section 3 (Perfection and Further Assurances).

3.2 Filing of Financing Statements.

(a) Each Grantor authorizes the Inventory Collateral Agent to prepare and file, at the Grantor’s expense, jointly and severally, and without the signature of such Grantor:

(i) financing statements describing the Collateral;

(ii) continuation statements; and

(iii) any amendment in respect of those statements.

(b) Each Grantor expressly authorizes the Inventory Collateral Agent, if it so elects, to file financing statements with the collateral description “all assets of the Grantor”, “all personal property of the Grantor” or other words to that effect.

(c) Promptly after filing a financing statement, the Grantors must provide the Inventory Collateral Agent with a search report, from a reputable search company reasonably satisfactory to the Inventory Collateral Agent, of the UCC records of the Secretary of State (or other relevant government office) of each Relevant State indicating that the Inventory Collateral Agent’s security interest is before all other security interests or other interests reflected in the report other than the First Lien Agent’s first priority Lien over the Collateral for the benefit of the First Lien Secured Parties.

3.3 Reserved.

3.4 Control.

(a) The applicable Grantor and each other necessary party have entered into an appropriate Control Agreement and have taken all other actions necessary for the Inventory Collateral Agent to have control of the deposit accounts and the investment property (and all monies, securities and investments deposited therein as required to be deposited in any of the foregoing), in each case, that constitutes Collateral.

(b) If, after the date of this Agreement, any Grantor acquires Collateral consisting of any of the Collateral listed in paragraph (a) above, and the new Collateral is not covered by an existing Control Agreement, such Grantor must enter into a Control Agreement in respect of that new Collateral and take all other actions necessary for before the Discharge of First Lien Obligations, the First Lien Agent and thereafter, the Inventory Collateral Agent to have control of the new Collateral. If any bank with which a deposit account constituting Collateral is maintained fails to enter into a Control Agreement, then the applicable Grantor shall promptly close the applicable deposit account and transfer all balances therein to a deposit account that is subject to a Control Agreement.

3.5 Delivery of Possessory Collateral.

(a) The Grantors have delivered to (i) before the Discharge of First Lien Obligations, the First Lien Agent and (ii) thereafter, the Inventory Collateral Agent (or as directed by such agent) the originals of all Possessory Collateral existing on the date of this Agreement.

(b) The Grantors must deliver to (i) before the Discharge of First Lien Obligations, the First Lien Agent and (ii) thereafter, the Inventory Collateral Agent (or as directed by such agent), promptly upon and in any case within two (2) Business Days after receipt, originals of any other Possessory Collateral arising or acquired by any Grantor after the date of this Agreement.

(c) All Possessory Collateral delivered under this Agreement will be either:

(i) duly endorsed and in suitable form for transfer by delivery; or

(ii) accompanied by undated instruments of transfer endorsed in blank, and in form and substance satisfactory to (i) before the Discharge of First Lien Obligations, the First Lien Agent and (ii) thereafter, the Inventory Collateral Agent.

(d) Until the Discharge of First Lien Obligations, the First Lien Agent and thereafter until the Discharge of Second Lien Obligations, the Inventory Collateral Agent will hold (directly or through an agent) all Possessory Collateral and related instruments of transfer delivered to it.

(e) [Reserved].

(f) Notwithstanding anything to the contrary set forth herein, before the Discharge of First Lien Obligations, to the extent any Grantor is required under this Agreement to deliver any Possessory Collateral to the Inventory Collateral Agent and is required to deliver such Possessory Collateral to the First Lien Agent in accordance with the terms of the ABL First Lien Security Agreement, such Grantor’s obligations under this Agreement with respect to such delivery will be deemed satisfied by the delivery to the First Lien Agent, acting as a gratuitous bailee for the Second Lien Secured Parties, pursuant to the terms of the Intercreditor Agreement.

3.6 [Reserved].

(a) [Reserved].

3.7 [Reserved].

3.8 Further Assurances.

(a) Each Grantor must take, at its own expense, promptly, and in any event within any applicable time limit, whatever action the Inventory Collateral Agent may reasonably require for:

(i) creating, attaching, perfecting and protecting, and maintaining the applicable priority of, any security interest intended to be created by this Agreement;

(ii) facilitating the enforcement of this Security or the exercise of any right, power or discretion exercisable by the Inventory Collateral Agent or any of its delegates or sub-delegates in respect of any Collateral;

(iii) obtaining possession of any Possessory Collateral and control of any Collateral described in Section 3.4 (Control); and

(iv) facilitating the assignment or transfer of any rights and/or obligations of the Inventory Collateral Agent or any other Second Lien Secured Party under this Agreement.

This includes the execution and delivery of any transfer, assignment or other agreement or document, whether to the Inventory Collateral Agent or its nominee, which is necessary or the Inventory Collateral Agent reasonably deems advisable.

SECTION 4.	Suretyship Provisions.

4.1 Nature of Grantor’s Obligations.

(a) The obligations of each Grantor under this Agreement are independent of any obligation of any Grantor or any other Person.

(b) A separate action or actions may be brought and prosecuted against a Grantor under this Agreement whether or not any action is brought or prosecuted against any other Grantor or any other Person and whether or not any other Grantor or any other Person is joined in any action under this Agreement.

4.2 Waiver of Defenses.

(a) The obligations of each Grantor under this Agreement will not be affected by, and each Grantor irrevocably waives any defense it might have by virtue of, any act, omission, matter or thing which, but for this Section 4.2(a) (Waiver of Defenses), would reduce, release or prejudice any of its obligations under this Agreement (whether or not known to it or any Second Lien Secured Party). Such waiver includes:

(i) any time, forbearance, extension or waiver granted to, or composition or compromise with, any Grantor or any other Person;

(ii) any taking, variation, compromise, exchange, renewal or release of, or any refusal or neglect to perfect, take-up or enforce, any rights against, or security over assets of, any other Grantor or any other Person;

(iii) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(iv) any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Grantor or any other Person;

(v) any amendment, variation (however fundamental), restatement, replacement and novation of any Basic Document or any other document so that references to that document in this Agreement will include each amendment, variation, restatement, replacement and novation;

(vi) any unenforceability, illegality or invalidity of any Second Lien Obligation of any Person under any Basic Document or any other document, the intent of the parties being that the Inventory Collateral Agent’s Lien in the Collateral and each Grantor’s obligations under this Agreement are to remain in full force and be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(vii) any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any other Grantor under any Basic Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation is for the purposes of the Grantor’s obligations under this Agreement construed as if there were no such circumstance; or

(viii) the acceptance or taking of other guaranties or security for the Second Lien Obligations, or the settlement, release or substitution of any guarantee or security or of any endorser, guarantor or other obligor in respect of the Second Lien Obligations.

(b) Each Grantor unconditionally and irrevocably waives:

(i) diligence, presentment, demand for performance, notice of non-performance, protest, notice of protest, notice of dishonor, notice of the creation or incurring of new or additional Indebtedness of the Grantors to the Inventory Collateral Agent or the other Second Lien Secured Parties, notice of acceptance of this Agreement, and notices of any other kind whatsoever;

(ii) the filing of any claim with any court in the event of a receivership, insolvency or bankruptcy;

(iii) the benefit of any statute of limitations affecting any Grantor’s Obligations or the enforcement of this Agreement or the Inventory Collateral Agent’s Lien in the Collateral; and

(iv) any offset or counterclaim or other right, defense, or claim based on, or in the nature of, any obligation now or later owed to such Grantor by another Grantor, the Inventory Collateral Agent or any other Second Lien Secured Party.

(c) Each Grantor irrevocably and unconditionally authorizes the Inventory Collateral Agent and the other Second Lien Secured Parties to take any action in respect of the Second Lien Obligations or any collateral or guaranties securing them or any other action that might otherwise be deemed a legal or equitable discharge of a surety, without notice to or the consent of such Grantor and irrespective of any change in the financial condition of any Grantor.

4.3 Immediate Recourse. Each Grantor waives any right it may have of first requiring the Inventory Collateral Agent or any other Second Lien Secured Party (or any agent on their behalf) to proceed against or enforce any other rights, security or other guaranty or claim payment from any Person before claiming from such Grantor under this Agreement and enforcing the Inventory Collateral Agent’s Lien in the Collateral.

4.4 Appropriations. Subject to the Intercreditor Agreement, until the Discharge of Second Lien Obligations, the Inventory Collateral Agent and each other Second Lien Secured Party (or any trustee or agent on their behalf) may:

(a) refrain from applying or enforcing any other moneys, security, guaranties or rights held or received by the Inventory Collateral Agent or that other Second Lien Secured Party (or any agent on their behalf) in respect of the Second Lien Obligations;

(b) apply and enforce them in such manner and order as it sees fit (whether against the Second Lien Obligations or otherwise); and

(c) hold in a suspense account any moneys received from any realization of the Collateral, from any Grantor or on account of any Grantor’s liability under this Agreement, the Inventory Documents, the Intercreditor Agreement or the Second Lien Security Documents to which the Inventory Collateral Agent is a party, without liability to pay interest on those moneys.

4.5 Non-competition. Unless:

(a) the Discharge of Second Lien Obligations has occurred, or

(b) the Inventory Collateral Agent otherwise directs in writing:

none of the Grantors will, after a claim has been made by the Inventory Collateral Agent or any other Second Lien Secured Party against any Grantor, or by virtue of any payment or performance by a Grantor under this Agreement:

(i) be subrogated to any rights, security or moneys held, received or receivable by the Inventory Collateral Agent or any other Second Lien Secured Party;

(ii) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of any other Grantor’s Obligations;

(iii) claim, rank, prove or vote as a creditor of any other Grantor or its estate in competition with the Inventory Collateral Agent or any other Second Lien Secured Party (or any trustee or agent on its behalf); or

(iv) receive, claim or have the benefit of any payment, distribution or security from or on account of any other Grantor, or exercise any right of set-off as against any other Grantor.

Each Grantor must hold in trust for and immediately pay or transfer to the Inventory Collateral Agent (or as directed by the Inventory Collateral Agent) for the Second Lien Secured Parties any payment or distribution or benefit of Security received by it contrary to this Section 4.5 (Non-competition) or in accordance with any directions given by the Inventory Collateral Agent under this Section 4.5 (Non-competition). Each Grantor further agrees that, to the extent the agreement to withhold exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Grantor may have against any other Grantor or against any other collateral or security, and any rights of contribution such Grantor may have against any such guarantor, will be junior and subordinate to any rights the Inventory Collateral Agent or any Second Lien Secured Party may have against any Grantor, to all right, title and interest the Inventory Collateral Agent or any Second Lien Secured Party may have in any such other collateral or security, and to any right the Inventory Collateral Agent or any Second Lien Secured Party may have against any such guarantor.

4.6 Waiver of Subrogation. Notwithstanding any provision to the contrary in any guaranty given by any Grantor in respect of the Second Lien Obligations, each Grantor:

(a) irrevocably and unconditionally waives, for the benefit of the Inventory Collateral Agent and the other Second Lien Secured Parties; and

(b) agrees not to claim or assert after the Inventory Collateral Agent has exercised its rights under Section 8 (Enforcement of Security),

any right of subrogation, contribution or indemnity it may have against any other Grantor as a result of any payment under that guaranty or in respect of the Second Lien Obligations.

4.7 Additional Security. This Agreement is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Second Lien Secured Party.

4.8 Election of Remedies.

(a) Each Grantor understands that the exercise by the Inventory Collateral Agent and the other Second Lien Secured Parties of certain rights and remedies contained in the Basic Documents, the Intercreditor Agreement and the Security Documents may affect or eliminate such Grantor’s right of subrogation and reimbursement against another Grantor and that such Grantor may therefore incur a partially or totally non-reimbursable liability under this Agreement.

(b) Each Grantor expressly authorizes the Inventory Collateral Agent and the other Second Lien Secured Parties to pursue their rights and remedies with respect to the Second Lien Obligations in any order or fashion they deem appropriate, in their sole and absolute discretion.

(c) Each Grantor waives any defense arising out of the absence, impairment, or loss of any or all rights of recourse, reimbursement, contribution, exoneration or subrogation or any other rights or remedies of such Grantor against any other Grantor, any other Person or any security, whether resulting from any election of rights or remedies by the Inventory Collateral Agent or the other Second Lien Secured Parties, or otherwise.

4.9 Information Concerning the Grantors.

(a) Each Grantor represents and warrants to the Inventory Collateral Agent and the other Second Lien Secured Parties that the Grantor is affiliated with each other Grantor or is otherwise in a position to have access to all relevant information bearing on the present and continuing creditworthiness of each other Grantor and the risk that any Grantor will be unable to pay the Second Lien Obligations when due.

(b) Each Grantor waives any requirement that the Inventory Collateral Agent or the other Second Lien Secured Parties advise the Grantor of information known to the Inventory Collateral Agent or any other Second Lien Secured Party regarding the financial condition or business of any other Grantor, or any other circumstance bearing on the risk of non-performance of the Second Lien Obligations.

(c) Each Grantor assumes sole responsibility for keeping itself informed of the financial condition and business of each other Grantor.

SECTION 5.	Representations and Warranties.

5.1 Representations and Warranties. Each Grantor makes the following representations and warranties set out in this Section 5 (Representations and Warranties) to each Second Lien Secured Party.

(a) As of the date of this Agreement, each Grantor’s name as it appears in official filings in its jurisdiction of organization, organization type, organization number, if any, issued by its jurisdiction of organization, and the current location of such Grantor’s chief executive office, places of business and warehouses and premises at which any Collateral or books and records are located are set forth in Schedule 2 (Executive Offices; Collateral Locations), none of such locations has changed within the five (5) years preceding the date of this Agreement and such Grantor has not operated in any jurisdiction under any other trade name or fictitious or other name within the five (5) years preceding the date of this Agreement, except as set forth in Schedule 2 (Executive Offices; Collateral Locations), and each Grantor has only one jurisdiction of organization.

(b) Each Grantor has exclusive possession and control of the Collateral pledged by it hereunder, except for:

(i) Collateral subject to a Control Agreement in compliance with Section 3.4 (Control); and

(ii) Possessory Collateral delivered to (A) before the Discharge of First Lien Obligations, the First Lien Agent, and (B) thereafter, the Inventory Collateral Agent in compliance with Section 3.5 (Delivery of Possessory Collateral); and

(c) [Reserved].

(d) except as permitted under the Second Lien Documents:

(i) such Grantor is the sole legal and beneficial owner of, and has the power to transfer and grant a Lien in the Collateral then in existence;

(ii) none of the Collateral is subject to any Lien other than Permitted Security, and such Grantor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Inventory Collateral Agent;

(iii) such Grantor has not agreed or committed to sell, assign, pledge, transfer, license, lease or encumber any of the Collateral, or granted any option, warrant, or right with respect to any of the Collateral; and

(iv) no effective mortgage, deed of trust, financing statement, security agreement or other instrument similar in effect is on file or of record with respect to any Collateral, except for those that create, perfect or evidence the Inventory Collateral Agent’s Lien or the First Lien Agent’s Lien.

(e) [Reserved].

(f) [Reserved].

(g) As of the date hereof and each date on which such Grantor is required to deliver a Security Supplement under Section 6.1(j) (Undertakings), such Grantor has no interest in any supporting obligations (including letter of credit rights) constituting Collateral or any deposit account, except (in either case) as set forth on Schedule 3 (Deposit Accounts and Supporting Obligations).

(h) Each Grantor has the power and authority to pledge the Collateral pledged by it hereunder in the manner hereby done or contemplated.

(i) No consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the security interest effected hereby (other than such as have been obtained and are in full force and effect).

(j) By virtue of the execution and delivery by the Grantors of this Agreement, when any Possessory Collateral is delivered to the Inventory Collateral Agent in accordance with this Agreement (or before the Discharge of First Lien Obligations, to the First Lien Agent, acting as gratuitous bailee for the Second Lien Secured Parties, pursuant to the terms of the Intercreditor Agreement), the Inventory Collateral Agent will obtain a legal, valid and perfected and (i) before the Discharge of First Lien Obligations, second and (ii) thereafter, first-priority lien upon and security interest in such Possessory Collateral as security for the payment and performance of the Second Lien Obligations.

(k) As of the time when each of its Accounts arises, all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Grantor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of the sale or lease and delivery of the merchandise or goods listed therein, (ii) will, to the knowledge of such Grantor, evidence true and valid obligations, enforceable in accordance with their respective terms, and (iii) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

5.2 No Liability.

(a) Except as provided for herein, none of the Grantors’ rights, interests, liabilities and obligations under contractual obligations that constitute part of the Collateral are affected by this Agreement or the exercise by the Inventory Collateral Agent of its rights under this Agreement;

(b) Neither the Inventory Collateral Agent nor any other Second Lien Secured Party, unless it expressly agrees in writing, will have any liabilities or obligations under any contractual obligation that constitutes part of the Collateral as a result of this Agreement, the exercise by the Inventory Collateral Agent of its rights under this Agreement or otherwise; and

(c) Neither the Inventory Collateral Agent nor any other Second Lien Secured Party has or will have any obligation to collect upon or enforce any contractual obligation or claim that constitutes part of the Collateral, or to take any other action with respect to the Collateral.

5.3 Necessary Filings. All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Grantor to the Inventory Collateral Agent hereby in respect of the Collateral have been accomplished, in each case within the time frames required by this Agreement and the Credit Agreement, and the security interest granted to the Inventory Collateral Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Security) and is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the UCC as enacted in any relevant jurisdiction or by a filing of a Grant of Security Interest in the respective form attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office.

SECTION 6.	Undertakings.

6.1 Undertakings. Each Grantor agrees to be bound by the covenants set out in this Section 6 (Undertakings) until the Discharge of Second Lien Obligations.

(a) Except as otherwise permitted under the Second Lien Documents, no Grantor will:

(i) change its name as it appears in official filings in the jurisdiction of its incorporation or organization;

(ii) do business under any name other than a name authorized under sub-paragraph (i) above;

(iii) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case, from that set forth in the relevant schedules to this Agreement;

(iv) change its jurisdiction of incorporation or organization or incorporate or organize in any additional jurisdictions;

(v) otherwise amend its charter documents or the rights attaching to its Equity Interests or grant any waiver thereunder in any way that is materially adverse to the interests of the Second Lien Secured Parties;

(vi) directly or indirectly liquidate, wind up, terminate, reorganize or dissolve itself (or suffer any liquidation, winding up, termination, reorganization or dissolution) or otherwise wind up itself; or

(vii) cancel, terminate or permit the cancellation or termination of any of its charter documents;

unless, in the case of each of sub-paragraphs (i) through (iv) any such new location is in Hawaii and the relevant Grantor will have given the Inventory Collateral Agent at least thirty (30) days’ prior written notice of such change and all action necessary or reasonably requested by the Inventory Collateral Agent to preserve and perfect any Lien with respect to the Collateral will have been completed or taken.

(b) Each Grantor permits the Inventory Collateral Agent and its agents and representatives, during normal business hours and upon reasonable notice, to inspect Collateral, to examine and make copies of and abstracts from the records of the Collateral, and to discuss matters relating to the Collateral directly with such Grantor’s officers and employees.

(c) [Reserved].

(d) At the Inventory Collateral Agent’s request, any Grantor must provide it with any information concerning the Collateral that it may reasonably request.

(e) Except as otherwise permitted under the Second Lien Documents, each Grantor:

(i) must maintain sole legal and beneficial ownership of the Collateral;

(ii) must not permit any Collateral to be subject to any Lien other than Permitted Security and must at all times warrant and defend the Inventory Collateral Agent’s Lien in the Collateral against all other Liens and claimants (other than the Liens created under the ABL Loan First Lien Security Agreement);

(iii) must not sell, assign, transfer, pledge, license, lease or encumber, or grant any option, warrant, or right with respect to, any of the Collateral, or agree or contract to do any of the foregoing;

(iv) must not waive, amend or terminate, in whole or in part, any accessory or ancillary right or other right in respect of any Collateral; and

(v) must not take any action which would result in a reduction in the value of any Collateral.

(f) Except as otherwise permitted under the Second Lien Documents, each Grantor must pay when due (and in any case before any penalties are assessed or any Lien is imposed on any Collateral) all taxes, assessments and charges imposed on or in respect of the Collateral and all claims against the Collateral, except to the extent such tax, assessment or charge (i) is being contested in good faith with due diligence and by appropriate proceedings, (ii) is adequately disclosed and fully provided for in the financial statements of such Grantor in accordance with generally accepted accounting principles in the United States of America, (iii) enforcement is stayed (or bonded in full) for so long as such Grantor is pursuing such contest and (iv) such contest does not involve any material risk of the forfeiture or loss of any material portion of the Collateral and an adequate reserve is set aside for payment of such tax, assessment or charge and the costs required to contest them.

(g) Except as otherwise permitted under the Second Lien Documents, in any suit, legal action, arbitration or other proceeding involving the Collateral or the Inventory Collateral Agent’s Lien, each Grantor must take all lawful action to avoid impairment of the Inventory Collateral Agent’s Lien or the Inventory Collateral Agent’s rights under this Agreement or the imposition of a Lien on any of the Collateral.

(h) [Reserved].

(i) [Reserved].

(j) Annually on each anniversary of the date of this Agreement and from time to time on written demand from the Inventory Collateral Agent, each Grantor will deliver to the Inventory Collateral Agent (i) a Security Supplement executed by an Authorized Officer of such Grantor, together with supplements to all of the Schedules attached to this Agreement or (ii) a written confirmation executed by an Authorized Officer of such Grantor confirming that there has been no change in the information provided in this Agreement since the date of the execution and delivery of this Agreement or the date of the most recent Security Supplement or written confirmation delivered pursuant to this Section 6.1(j) (Undertakings).

6.2 Maintenance of Records. Each Grantor will keep and maintain at its own cost and expense accurate records of its Accounts, including, but not limited to, originals of all documentation with respect thereto, records of all payments received, all credits granted thereon, all merchandise and goods returned and all other dealings therewith, and such Grantor will make the same available on such Grantor’s premises to the Inventory Collateral Agent for inspection, at such Grantor’s own cost and expense, at any and all reasonable times upon prior notice to such Grantor and otherwise in accordance with the ABL Loan Documents. Upon the occurrence and during the continuance of a Trigger Event and at the request of the Inventory Collateral Agent, such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Accounts (including, without limitation, all documents evidencing the Accounts) and such books and records to the Inventory Collateral Agent or to its representatives (copies of such evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of a Trigger Event and if the Inventory Collateral Agent so directs, such Grantor shall legend, in form and manner reasonably satisfactory to the Inventory Collateral Agent, the Accounts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts with an appropriate reference to the fact that such Accounts have been assigned to the Inventory Collateral Agent and that the Inventory Collateral Agent has a security interest therein.

6.3 Direction to Account Debtors; etc. Upon the occurrence and during the continuance of a Trigger Event (but without limiting the provisions of the ABL Loan Documents), if the Inventory Collateral Agent so directs any Grantor, such Grantor agrees (a) to cause all payments on account of the Accounts to be made directly to the Cash Collateral Account, (b) that the Inventory Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts to make payments with respect thereto as provided in the preceding clause (a), and (c) that the Inventory Collateral Agent may enforce collection of any such Accounts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor. Without notice to or assent by any Grantor, the Inventory Collateral Agent may, upon the occurrence and during the continuance of a Trigger Event, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Second Lien Obligations in the manner provided in the Intercreditor Agreement. The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by any Grantor or the Inventory Collateral Agent, shall be borne by the relevant Grantor. The Inventory Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (b) to the relevant Grantor, provided that (i) the failure by the Inventory Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Inventory Collateral Agent created by this Section 6.3 and (ii) no such notice shall be required if an event of the type described in Section 5(a)(vii) of the ISDA Master Agreement (as defined in the Framework Agreement) has occurred and is continuing.

6.4 Modification of Terms; etc. Except in accordance with such Grantor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 6.5 (Collection), no Grantor shall rescind or cancel any indebtedness evidenced by any Account, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Account, or interest therein, without the prior written consent of the Inventory Collateral Agent, except to the extent that such rescission, cancellation, modification, adjustment, extension, renewal, compromise, or settlement would not reasonably be expected to result in a Material Adverse Effect (as defined in the ABL Loan Credit Agreement and in the Framework Agreement). No Grantor will do anything to impair the rights of the Inventory Collateral Agent in the Accounts.

6.5 Collection. Each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account. Except as otherwise directed by the Inventory Collateral Agent after the occurrence and during the continuation of a Trigger Event, any Grantor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or goods or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by an Grantor or the Inventory Collateral Agent, shall be borne by the relevant Grantor.

6.6 Grantors Remain Liable Under Accounts. Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts (and any agreement giving rise thereto) to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Inventory Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Inventory Collateral Agent or any other Secured Party of any payment relating to such

Account pursuant hereto, nor shall the Inventory Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor with respect to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

6.7 Indemnity.

(a) Each Grantor jointly and severally agrees to indemnify, reimburse and hold the Inventory Collateral Agent, each other Second Lien Secured Party and their respective successors, assigns, employees, officers, directors, affiliates and agents (each, an Indemnitee, and collectively the Indemnitees) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) (collectively, expenses) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Basic Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 6.7 (Indemnity) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Grantor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Grantor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to promptly notify the relevant Grantor of any such assertion of which such Indemnitee has knowledge.

(b) Without limiting the application of paragraph (a) above, each Grantor agrees, jointly and severally, to pay or reimburse the Inventory Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Inventory Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Inventory Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c) Without limiting the application of paragraphs (a) and (b) above, each Grantor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Grantor in this Agreement, any other Basic Document or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Basic Document.

(d) If and to the extent that the obligations of any Grantor under this Section 6.7 (Indemnity) are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

6.8 Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute obligations secured by the Collateral. The indemnity obligations of each Grantor contained in Section 6.7 (Indemnity) shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement, and the termination of all letters of credit issued under the Credit Agreement.

SECTION 7.	When Security May Be Enforced.

Subject to the Intercreditor Agreement, this Security may be enforced by the Inventory Collateral Agent at any time after a Trigger Event has occurred and is continuing.

SECTION 8.	Enforcement of Security.

8.1 General.

(a) After this Security has become enforceable, subject to the Intercreditor Agreement, the Inventory Collateral Agent may immediately, in its absolute discretion, exercise any right under:

(i) applicable law; or

(ii) this Agreement,

to enforce all or any part of the Security in respect of any Collateral in any manner or order it sees fit.

(b) This includes:

(i) any rights and remedies available to the Inventory Collateral Agent under applicable law and under the UCC (whether or not the UCC applies to the affected Collateral and regardless of whether or not the UCC is the law of the jurisdiction where the rights or remedies are asserted) as if those rights and remedies were set forth in this Agreement in full;

(ii) transferring or assigning to, or registering in the name of, the Inventory Collateral Agent or its nominees any of the Collateral;

(iii) exercising any consent and other rights relating to any Collateral;

(iv) performing or complying with any contractual obligation that constitutes part of the Collateral;

(v) receiving, endorsing, negotiating, executing and delivering or collecting upon any check, draft, note, acceptance, chattel paper, account, instrument, document, letter of credit, contract, agreement, receipt, release, bill of lading, invoice, endorsement, assignment, bill of sale, deed, security, share certificate, stock power, proxy, or instrument of conveyance or transfer constituting or relating to any Collateral;

(vi) asserting, instituting, filing, defending, settling, compromising, adjusting, discounting or releasing any suit, action, claim, counterclaim, right of set off or other right or interest relating to any Collateral;

(vii) executing and delivering acquittances, receipts and releases in respect of Collateral;

(viii) entering onto the property where any Collateral is located to take possession thereof without judicial process;

(ix) before disposition of the Collateral, processing or otherwise preparing the Collateral for disposition in any manner to the extent the Inventory Collateral Agent deems appropriate;

(x) taking possession of the Grantor’s premises or place custodians in exclusive control thereof, remaining on such premises and using the same and any of the Grantor’s equipment for the purpose of completing any work in process, taking any actions described in sub-paragraph (ix) and collecting any Second Lien Obligations;

(xi) without notice except as specified in Section 8.4(b) (Inventory Collateral Agent’s Rights upon Trigger Event), selling the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Second Lien Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Inventory Collateral Agent may deem commercially reasonable;

(xii) exercising dominion and control over and refusing to permit further withdrawals from any deposit account maintained with the Inventory Collateral Agent or any Second Lien Secured Party and providing instructions directing the disposition of funds in any deposit account not maintained with the Inventory Collateral Agent or any Second Lien Secured Party;

(xiii) providing entitlement orders with respect to security entitlements and other investment property constituting a part of the Collateral and, without notice to the Grantor, transfer to or register in the name of the Inventory Collateral Agent or the First Lien Agent, as applicable or any of its nominees any or all of the Equity Interest or any other investment property; and

(xiv) exercising any other right or remedy available to the Inventory Collateral Agent under the Basic Documents, the Intercreditor Agreement and the Inventory Security Documents or any other agreement between the parties.

8.2 [Reserved]

8.3 Collections after a Trigger Event.

(a) Following the occurrence of a Trigger Event that is continuing, until the Inventory Collateral Agent exercises its right to collect the proceeds of and amounts payable in respect of Collateral, each Grantor will collect, or will cause to be collected on its behalf pursuant to the Inventory Documents, the Intercreditor Agreement and the other Second Lien Documents to which it is a party, with diligence, and at its own expense, all such proceeds and amounts as they become due or payable. The parties to this Agreement expressly agree that each Grantor must diligently collect the proceeds of and amounts payable in respect of Collateral and enforce (before the occurrence of a Trigger Event) its rights in respect of Collateral.

(b) If a Trigger Event occurs and is continuing, each Grantor must hold all funds and other property received or collected in respect of the Collateral in trust for the Inventory Collateral Agent, and must keep these funds and this other property segregated from all other funds and property so as to be capable of identification.

(c) Each Grantor must, subject to the rights of the First Lien Agent and the obligations of each Grantor under the ABL Loan First Lien Security Agreement and the Intercreditor Agreement, deliver those funds and that other property to the Inventory Collateral Agent in the identical form received, properly endorsed or assigned when required to enable the Inventory Collateral Agent to complete collection.

(d) After the occurrence and during the continuation of a Trigger Event, no Grantor may settle, compromise, adjust, discount or release any claim in respect of Collateral and must not accept any returns of merchandise other than in the ordinary course of business.

8.4 Inventory Collateral Agent’s Rights upon Trigger Event.

(a) Each Grantor irrevocably constitutes and appoints the Inventory Collateral Agent, with full power of substitution, as such Grantor’s true and lawful attorney in fact, in such Grantor’s name or in the Inventory Collateral Agent’s name or otherwise, and at such Grantor’s expense, to take any of the actions authorized by this Agreement or permitted under applicable law upon the occurrence and during the continuation of a Trigger Event (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Inventory Collateral Agent may deem to be necessary or advisable to protect the interests of the Second Lien Secured Parties, including the right to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Inventory Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Parties, and to take any action and to execute any instrument that the Inventory Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, without notice to or the consent of such Grantor. This power of attorney is a power coupled with an interest and cannot be revoked. Each Grantor ratifies and confirms all actions taken by the Inventory Collateral Agent or its agents under its respective power of attorney.

(b) The Inventory Collateral Agent or any Second Lien Secured Party may be the purchaser of any or all of the Collateral at any sale referred to in Section 8.1(b)(xi) (General) and the

Inventory Collateral Agent, as agent for and representative of the Second Lien Secured Parties (but not any Second Lien Secured Party in its individual capacity), will be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Second Lien Obligations as a credit on account of the purchase price for any Collateral payable by the Inventory Collateral Agent at such sale. Each purchaser at any such sale will hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale will be required by applicable law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made will constitute reasonable notification. The Inventory Collateral Agent will not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Inventory Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Inventory Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less that in the price which might have been obtained at a public sale, even if the Inventory Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Second Lien Obligations, the applicable Grantor(s) will be jointly and severally liable for the deficiency and the fees of any attorneys employed by the Inventory Collateral Agent to collect such deficiency.

(c) The Inventory Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of Collateral.

(d) The grant to the Inventory Collateral Agent under this Agreement of any right, power or remedy does not impose upon the Inventory Collateral Agent any duty to exercise that right, power or remedy. The Inventory Collateral Agent will have no obligation to take any steps to preserve any claim or other right against any Person or with respect to any Collateral.

(e) The applicable Grantor bears the risk of loss, damage, diminution in value, or destruction of the Collateral.

(f) The Inventory Collateral Agent will have no responsibility for any act or omission of any courier, bailee, broker, bank, investment bank or any other Person chosen by it with reasonable care.

(g) The Inventory Collateral Agent makes no express or implied representations or warranties with respect to any Collateral or other property released to any Grantor or its successors and assigns.

(h) Each Grantor agrees that the Inventory Collateral Agent will have met its duty of care under applicable law if it holds, maintains and disposes of Collateral in the same manner that it holds, maintains and disposes of property for its own account.

(i) Except as set forth in this Section 8.4 (Inventory Collateral Agent’s Rights upon Trigger Event) or as required under applicable law, the Inventory Collateral Agent will have no duties or obligations under this Agreement or otherwise with respect to the Collateral.

(j) The sale, transfer or other disposition under this Agreement of any right, title, or interest of each Grantor in any item of Collateral will:

(i) operate to divest such Grantor permanently and all Persons claiming under or through such Grantor of that right, title, or interest, and

(ii) be a perpetual bar, both at law and in equity, to any claims by the relevant Grantor or any Person claiming under or through the Grantor with respect to that item of Collateral.

(k) Each Grantor further agrees that a breach of any of the covenants contained in this Section 8 (Enforcement of Security) will cause irreparable injury to the Inventory Collateral Agent, that the Inventory Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 (Enforcement of Security) will be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Second Lien Obligations becoming due and payable before their stated maturities.

(l) By accepting the benefits of this Agreement and each other Inventory Security Document, the Second Lien Secured Parties expressly acknowledge and agree that this Agreement and such other Inventory Security Document may be enforced only by the action of the Inventory Collateral Agent and that no other Second Lien Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Inventory Collateral Agent for the benefit of the Second Lien Secured Parties upon the terms of this Agreement and the other Inventory Security Documents.

(m) Subject to the terms of the Intercreditor Agreement, each Grantor agrees that, if any Trigger Event shall have occurred and be continuing, then without limiting any other rights or remedies of the Inventory Collateral Agent, the Inventory Collateral Agent may instruct the obligor or obligors on any agreement, instrument or other obligation constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation, directly to the Inventory Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral.

8.5 No Marshaling.

(a) The Inventory Collateral Agent need not, and each Grantor irrevocably waives and agrees that it will not invoke or assert any law requiring the Inventory Collateral Agent to:

(i) attempt to satisfy the Second Lien Obligations by collecting them from any other Person liable for them; or

(ii) marshal any security or guarantee securing payment or performance of the Second Lien Obligations or any particular asset of the Grantor.

(b) The Inventory Collateral Agent may release, modify or waive any collateral or guarantee provided by any other Person to secure any of the Second Lien Obligations, without affecting the Inventory Collateral Agent’s rights against the Grantor.

8.6 [Reserved].

8.7 Intercreditor Agreement. Notwithstanding anything in this Agreement to the contrary, the Lien and security interest granted to the Inventory Collateral Agent pursuant to this Agreement with respect to the Collateral shall be second in priority to the Lien and security interest granted to the First Lien Agent on behalf of the First Lien Secured Parties under the ABL First Lien Security Agreement. The exercise of any right or remedy by the Inventory Collateral Agent or any other Second Lien Secured Party hereunder is subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. In addition, to the extent any obligation of any Grantor hereunder, including any obligation to grant sole possession or control or deliver or assign property or funds to the Inventory Collateral Agent or any other Person (or register any property in the name of the Inventory Collateral Agent or any other Person) conflicts or is inconsistent with (or any representation or warranty hereunder would, if required to be true, conflict or be inconsistent with) the obligations or requirements under a substantially similar provision of the ABL Loan First Lien Security Agreement, such obligations or requirements under the ABL Loan First Lien Security Agreement shall control, and such Grantor shall not be required to fulfill such obligations (or make such representations and warranties) hereunder, and shall be deemed not to be in violation of this Agreement as a result of its performance of the obligations or requirements of the ABL Loan First Lien Security Agreement. For the avoidance of doubt, the absence of any specific reference to Section 8.7 (Intercreditor Agreement) in any other provision of this Agreement shall not be deemed to limit the generality of this Section 8.7 (Intercreditor Agreement).

8.8 Waiver of Claims. Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE INVENTORY COLLATERAL AGENT’S TAKING POSSESSION OR THE INVENTORY COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(a) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Inventory Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Inventory Collateral Agent’s rights hereunder; and

(c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

SECTION 9.	Application of Proceeds.

Any moneys received in connection with the Collateral by the Inventory Collateral Agent after this Security has become enforceable must be applied in accordance with the terms of the Intercreditor Agreement.

SECTION 10.	Miscellaneous.

10.1 Amendments. Subject to the Intercreditor Agreement, this Agreement may be modified or supplemented or waived only by an instrument or instruments in writing consented to and signed by each Grantor and the Inventory Collateral Agent.

10.2 No Waiver; Remedies Cumulative. The rights of the Inventory Collateral Agent under this Agreement (a) may be exercised as often as necessary; (b) are cumulative and not exclusive of its rights under law or in equity, and (c) may be waived only in writing and specifically. Delay in exercising or non-exercise of any right is not a waiver of that right. Any waiver, consent or amendment shall be effective only in the specific instance and for the specific purpose for which it was given and shall not entitle any Grantor to any further or subsequent waiver, consent or amendment.

10.3 No Third Party Beneficiaries. The agreement of the parties hereto are solely for the benefit of the Grantors, the Inventory Collateral Agent, and the other Second Lien Secured Parties and their respective successors and assigns, and no other Person will have any rights hereunder.

10.4 Successors and Assigns; Benefit of Agreement.

(a) All of the terms of this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, and will be binding upon and inure to the benefit of and be enforceable by any holder or holders at any time of the Obligations owed to a Second Lien Secured Party, or any part thereof.

(b) None of the Grantors may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the ABL Loan Collateral Agent (acting on the instructions of the Administrative Agent) and the Inventory Collateral Agent (acting on the instructions of the Inventory Party), and any purported assignment, delegation or other transfer in violation of this provision will be void and of no effect.

(c) The Inventory Collateral Agent may assign or transfer its rights under this Agreement in the manner permitted under the Intercreditor Agreement.

(d) Each Grantor waives and will not assert against any assignee of the Inventory Collateral Agent any claims, defenses or set offs which such Grantor could assert against the prior Inventory Collateral Agent except for defenses which cannot be waived under applicable law.

(e) The Inventory Collateral Agent and the other Second Lien Secured Parties will hold in accordance with this Agreement (and to the extent applicable, the Intercreditor Agreement) all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Inventory Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement, the Inventory Documents and the Intercreditor Agreement. The Inventory Collateral Agent shall act hereunder on the terms and conditions set forth herein, in the Inventory Documents and in the Intercreditor Agreement.

10.5 Additional Grantor. Other than any Retail Business Subsidiary, any direct or indirect Subsidiary of the Lead Borrower that is created, acquired or otherwise comes into existence after the date of this Agreement will immediately upon becoming a direct or indirect Subsidiary of the Lead Borrower become a Grantor for the purposes of this Agreement concurrently with becoming a borrower under the Credit Agreement and a party to the Framework Agreement by (a) executing and delivering to the Inventory Collateral Agent a joinder agreement in the form of the Joinder Agreement (Joinder Agreement) attached hereto as Schedule 4 (Form of Joinder Agreement), and (b) delivering to the Inventory Collateral Agent evidence that appropriate UCC financing statements and/or amendments thereto, in form and substance satisfactory to the Second Lien Secured Parties have been filed. Accordingly, upon the execution and delivery of any such Joinder Agreement by any such Person, such Person will automatically and immediately become a Grantor under and for all purposes of this Agreement.

10.6 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic transmission, each of which will be an original and all of which will together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually signed counterpart of this Agreement.

10.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.8 Notices. All notices, requests, demands, consents, authorizations, directions, waivers and other communications made pursuant to the provisions hereof will be in writing and will be delivered personally or mailed by first class registered or certified mail, postage prepaid or by overnight courier or facsimile at the address specified in the Intercreditor Agreement or such other address as may be furnished in accordance with the Intercreditor Agreement. All notices, requests, demands, consents, authorizations, directions, waivers and other written communications will be effective on receipt.

10.9 Choice of Law. This Agreement, the relationship between the Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship will be governed by and construed in accordance with law of the State of New York including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction.

10.10 Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any New York State or U.S. Federal court sitting in the City and County of New York for the settlement of any dispute in connection with this Agreement. The New York courts are the most appropriate and convenient courts to settle any such dispute and each Party waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement. To the extent allowed by law, the Inventory Collateral Agent or any other Secured Party may take (i) proceedings in any other court and (ii) concurrent proceedings in any number of jurisdictions.

10.11 Waiver of Immunity. Each Grantor irrevocably and unconditionally:

(a) agrees not to claim any immunity from proceedings brought by any Second Lien Secured Party against such Grantor in relation to this Agreement and to ensure that no such claim is made on its behalf;

(b) consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c) waives all rights of immunity in respect of it or its assets.

10.12 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY INVENTORY DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY INVENTORY DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

10.13 Survival. The provisions of Section 3.2(a)(iii) (Filing of Financing Statements), Section 10.9 (Choice of Law), Section 10.10 (Jurisdiction), 10.11 (Waiver of Immunity), 10.12 (

Waiver of Trial by JURY) and this Section 10.13 (Survival) will survive execution and delivery of this Agreement, the transactions contemplated in the ABL Loan Documents and the Inventory Documents, and the termination of this Agreement.

10.14 Complete Agreement. This Agreement contains the complete agreement between the Parties on the matters to which it relates and supersedes all prior commitments, agreements and understandings, whether written or oral, on those matters.

*            *             *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement on the date stated at the beginning of this Agreement.

TESORO HAWAII, LLC, a Hawaii limited liability company, as Grantor

By:	/s/ Geoffrey Beal
	Name:	Geoffrey Beal
	Title:	Vice President and Treasurer

[Signature Page to ABL Loan Second Lien Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Inventory Collateral Agent

By:	/s/ Julius Zamora
	Name:	Julius Zamora
	Title:	Vice President

[Signature Page to ABL Loan Second Lien Security Agreement]